Exhibit 99.1
BARRY M. STRAUBE, M.D. , FORMER MEDICARE OFFICIAL AND LEADER OF
MAJOR QUALITY AND POLICY INITIATIVES IN NEPHROLOGY, JOINS
NXSTAGE BOARD OF DIRECTORS
LAWRENCE, Mass., July 12, 2011 — NxStage® Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today announced the appointment of Barry M. Straube, M.D., to its Board of Directors.
Dr. Straube is the Immediate Past Chief Medical Officer for the Centers for Medicare & Medicaid Services (CMS), as well as the Immediate Past Director of the CMS Office of Clinical Standards & Quality (OCSQ). In his role as the most senior clinical advisor to CMS, Dr. Straube and his office spearheaded key initiatives including Medicare coverage decision-making, multiple national quality improvement collaboratives, CMS clinical quality measurement and information technology efforts, defining quality standards for U.S. healthcare facilities, development of Value-Based Purchasing models, and implementation of many sections of the Affordable Care Act of 2010. Dr. Straube also Chaired the End Stage Renal Disease (ESRD) and Clinical Laboratory Open Door Forum and acted as a senior advisor on ESRD and transplantation issues to the agency. Dr. Straube retired from CMS in February, 2011.
Earlier, Dr. Straube was Vice President of Quality Improvement at Health Net, one of the industry’s largest HMOs, and the CMS Regional Chief Medical Officer for California, Arizona, Nevada, Hawaii and far Pacific Territories. Dr. Straube received an A.B. degree (magna cum laude, Phi Beta Kappa) from Princeton University and received his M.D. degree from the University of Michigan Medical School. Dr. Straube completed an internal medicine residency at California Pacific Medical Center in San Francisco, where he later served as Chief of the Division of Nephrology. He has also served as a Renal Fellow at Tufts University-New England Medical Center in Boston.
“Barry is a tremendous and timely addition to the NxStage Board, bringing demonstrated and recognized leadership in the healthcare public policy arena,” said Jeffrey Burbank, Chief Executive Officer, NxStage Medical, Inc. “He will provide NxStage and our Board with invaluable guidance as we advance our long term growth strategy and continue to mature reimbursement for more frequent home hemodialysis with the System One™.”
“I’ve known NxStage for many years and have a great deal of respect for their discipline in developing the clinical and economic fact base to support home, more frequent hemodialysis with the System One,” said Dr. Straube. “I truly believe that home, more frequent hemodialysis can play a significant part in achieving Medicare’s goals for patient-centered care that leads to better health outcomes and associated lower costs. I’m excited to bring a unique perspective to the Board and look forward to working with the Board, Jeff, and the management team to advance NxStage’s vision.”
About the NxStage System One

About the size of a 13-inch tube television, the NxStage System One is the first and only truly portable hemodialysis system cleared for home use by the U.S. Food & Drug Administration (FDA). Its simplicity and compact size are intended to allow easy use in patients’ homes and give patients the opportunity to travel with their therapy. It plugs into standard electrical outlets and, unlike conventional hemodialysis systems, requires no special infrastructure to operate. Under the guidance of their physician, patients can use the NxStage System One, with their trained partners, where, how and when it best meets their needs, at home or on vacation.
About NxStage Medical, Inc.
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of End Stage Renal Disease (ESRD) and acute kidney failure. For more information on NxStage and its products, please visit NxStage’s website at www.nxstage.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the contributions Dr. Straube will make to NxStage’s performance and operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Certain factors which may affect future operating results are detailed in NxStage’s filings with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the period ending March 31, 2011. In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.
Media Contact:
Kristen Sheppard, Esq.
Vice President, Investor Relations
NxStage Medical, Inc.
ir@nxstage.com
978-332-5923